Exhibit 99.1

For more information contact:

JoAnn Horne

Market Street Partners

415/445-3233

SIZMEK REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

•                  Full Year Revenue and Adjusted EBITDA Exceed Expectations

•                  Full Year Core Products Revenue Grows 30%, Led By Mobile and Video

Austin, TX. — February 19,  2015 — Sizmek Inc. (NASDAQ: SZMK), a global open ad management company that delivers multiscreen campaigns, today reported financial results for the fourth quarter and full year ended December 31, 2014.  Revenues for the three months ended December 31, 2014 increased 3% to $48.9 million compared to the same period of 2013.  Core products grew 24% for the three months, and comprised 77% of the business for the fourth quarter.

“We ended an important year for Sizmek posting a solid quarter, with our core products growing 24% and now representing    over three quarters of the Company’s total revenues.  At the same time pro forma adjusted EBITDA grew significantly even as we invested to increase our platform functionality and expand our product suite,” said Neil Nguyen, CEO of Sizmek.  “Our focus going into 2015 is to continue executing against our product vision of an independent omni-channel technology platform, which will include expansion into programmatic, mobile and video offerings to fully align with the industry growth trends.  I continue to be excited about our positioning and opportunity.”

Fourth quarter highlights include:

•                  Pro forma adjusted EBITDA increased 12% to $11.5 million in the fourth quarter of 2014 from $10.3 million in the same period last year.

•                  Key strategic areas within our core business saw high growth.  Core products, including mobile, video, data driven products, services and all other non-rich media products:

•                  Mobile revenues grew 62% from the fourth quarter of 2013;

•                  In-stream video revenues increased 51% from the fourth quarter of 2013;

•                  Data driven products, such as programmatic decisioning, viewability and verification, grew 73% from the fourth quarter of 2013.

•                  As anticipated, flash based rich media continues to trend out of the business, declining 34% from the fourth quarter of 2013.

•                  Through December 31, 2014, Sizmek has received $76.0 million of cash related to its spin out as follows:

•                  At February 7, 2014, Sizmek received a $78.5 million contribution of cash and non-cash net assets related to the sale of the TV business of Digital Generation, Inc., the former parent of Sizmek.  The amount was comprised of $37.7 million of cash and $40.8 million of non-cash net assets.  As of December 31, 2014, the Company collected or realized approximately $39.0 million of the non-cash net assets.

•                  Cash and cash equivalents increased from $22.6 million at December 31, 2013 to $90.7 million at December 31, 2014.  Sizmek has no long-term debt and purchased $2.0 million of its shares under its approved $15 million repurchase plan in the fourth quarter of 2014.

Full year highlights include:

•                  Pro forma adjusted EBITDA increased 18% to $24.8 million in 2014 compared to $21.0 million in 2013.

•                  For 2014, core products grew 30%, and represented 74% of total Company revenues.

2015 Business Outlook

For Full Year 2015, the Company provides the following outlook:

•                  Revenues for 2015 are expected to be between $178 million and $183 million.

•                  Pro forma Adjusted EBITDA for 2015 is expected to be between $24 million and $26 million, despite launching our new platform and incurring costs to migrate customers during the year.

Fourth Quarter 2014 Financial Results Webcast

The Company’s fourth quarter and full year 2014 financial results conference call will be broadcast live on the Internet at 5 p.m. ET on February 19, 2015.  To access the conference call by telephone, interested parties may dial (866) 202-3048 and enter passcode 85233083. International callers may access the call by dialing (617) 213-8843. Please call five minutes in advance to ensure that you are connected. A replay will also be available for seven days following the call. To access the replay, interested parties may dial (888) 286-8010 and enter passcode 91876777. International callers may access the replay by dialing (617) 801-6888. Participants can access the webcast at www.sizmek.com/investor-relations. For the webcast, please allow 15 minutes to register and download any necessary software. Following the call’s completion, a replay will also be available for 30 days on the Company’s website.

Basis of Presentation

Sizmek Inc. was formed in 2013 and operated as the online segment of DG until February 7, 2014. On February 7, 2014, pursuant to the Agreement and Plan of Merger, dated as of August 12, 2013, by and among Digital Generation, Inc. (DG), Extreme Reach, Inc., and a wholly-owned subsidiary of Extreme Reach, DG’s online business was spun off into Sizmek and the remainder of DG became a wholly-owned subsidiary of Extreme Reach.  Accordingly, the accompanying financial statements reflect results up to February 7, 2014 on a carve-out basis and results subsequent to February 7, 2014 on a stand-alone basis.

The accompanying financial statements and schedules reflect the combined historical results of operations, financial position and cash flows of DG’s online business conducted through its online subsidiaries and an allocable portion of certain DG corporate expenses for periods up to February 7, 2014.  These combined financial statements include expense allocations for (1) certain corporate functions historically provided by DG, including, but not limited to, finance, audit, legal, information technology, human resources, communications, compliance, and shared services; and (2) employee benefits and incentives and (3) share-based compensation. These expenses have been allocated to Sizmek on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of combined revenues, headcount or other measures of the Company and DG. Sizmek considers the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company during the periods presented.   The allocations may not, however, reflect the full expense we would have incurred as an independent, publicly traded company for the periods presented. We benefited from sharing the corporate cost structure of DG rather than incurring such costs ourselves on a stand-alone basis.  For the year ended December 31, 2013, DG reported corporate overhead (excluding share-based compensation) of $24.2 million.  The amount of such corporate overhead that was allocated to Sizmek in the 2013 carve-out financial statements was $9.1 million, in accordance with the allocation principles for preparing carve-out financial statements. As a result, these carve-out financial statements include corporate overhead expenses which represent approximately 37% of DG’s total corporate overhead for 2013.  Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.  For comparison purposes, we have included a schedule reconciling 2013 results reflected on a combined basis with pro forma amounts which include the increased corporate overhead expenses expected on a stand-alone basis.

The accompanying combined financial statements for periods up to February 7, 2014, include certain assets and liabilities that have historically been held at the DG corporate level but are specifically identifiable or otherwise allocable to us. The cash and cash equivalents held by DG at the corporate level are not specifically identifiable to the Company and therefore were not allocated to us for periods up to February 7, 2014. However, certain cash and working capital amounts that were associated with DG’s TV business were contributed to Sizmek on February 7, 2014.  DG’s third-party debt and the related interest expense have not been allocated to us for the periods presented up to February 7, 2014 as we were not the legal obligor of the debt and amounts outstanding were paid off as part of the transaction with Extreme Reach described above.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). We believe that the inclusion of Adjusted EBITDA as a non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses Adjusted EBITDA as a non-GAAP financial measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors.

We use Adjusted EBITDA to measure the operating performance of our business.  This measure is used by management in its financial and operational decision-making. There are limitations associated with reliance on any non-GAAP financial measure because non-GAAP financial measures are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company considers Adjusted EBITDA to be an important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

The Company defines “Adjusted EBITDA” as income (loss) from operations, before depreciation and amortization, share-based compensation, merger, integration and other expenses, and restructuring / impairment charges and benefits.  The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of our core operations, such as merger, integration and other expenses or do not require a cash outlay, such as share-based compensation and impairment charges.  Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets.  These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

Adjusted EBITDA should be considered in addition to, not as a substitute for, the Company’s operating income (loss), as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure.

About Sizmek

Sizmek Inc. (NASDAQ: SZMK) fuels digital advertising campaigns for advertisers and agencies around the world with cutting-edge technology to engage audiences across any screen. For the last 15 years, the online business that is now Sizmek has proudly pioneered industry firsts in digital, including rich media, video and online targeted advertising across several channels. Sizmek’s open ad management stack, Sizmek MDX, delivers the most creative and impactful multiscreen digital campaigns, across mobile, display, rich media, video and social, all powered by an unrivaled data platform. With New York City as a center of operations, Sizmek connects about 17,000 advertisers and 3,500 agencies to audiences, serving more than 1.4 trillion impressions a year.  Sizmek operates on the ground in about 60 countries with a team of approximately 900 employees. www.sizmek.com

Cautionary Note Regarding Forward-Looking Statements

Statements in this release regarding our current expectations, estimates, outlook, guidance and projections about our operations, industry, financial condition, performance, results of operations, and liquidity constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: our ability to further identify, develop and achieve commercial success for new online video and mobile products; continued or accelerating decline in our rich-media business; delays in product offerings; the development and pricing of competing online services and products; consolidation of the digital industry and of digital advertising networks; slower than expected development of the digital advertising market; our ability to protect our proprietary technologies; identifying acquisition and disposition opportunities and integrating our acquisitions with our operations, systems, personnel and technologies; security threats to our computer networks; operating in a variety of foreign jurisdictions; fluctuations in currency exchange rates; adaption to new, changing, and competitive technologies; potential additional impairment of our goodwill and potential impairment of our other long-lived assets; our ability to achieve some or all of the expected benefits of the spin-off and merger transaction; and the other risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of the date hereof and should not be relied upon as representing our estimates as of any subsequent date. We disclaim any intention or obligation to update the forward-looking statements to reflect subsequent events or circumstances or update the reasons that actual results could differ materially from those anticipated in the forward-looking statements, except as required by law.

Sizmek Inc.

Unaudited Consolidated and Combined Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues	$48,934	$47,568	$170,827	$161,132
Cost of revenues	16,060	14,481	59,439	53,452
Sales and marketing	13,633	14,117	55,842	54,192
Research and development	2,944	2,592	12,386	9,765
General and administrative	4,789	3,612	17,046	14,461
Operating expenses, excluding goodwill impairment, depreciation and amortization; share-based compensation; and merger, integration and other expenses	37,426	34,802	144,713	131,870

Adjusted EBITDA	11,508	12,766	26,114	29,262
Goodwill impairment	—	—	98,196	—
Depreciation and amortization	7,192	6,191	26,449	23,833
Share-based compensation	965	1,478	3,109	6,401
Merger, integration and other expenses (1)	(206)	2,483	12,590	5,877
Income (loss) from operations	3,557	2,614	(114,230)	(6,849)
Interest expense	—	53	—	92
Other, net	437	15	1,124	(50)
Interest expense and other, net	437	68	1,124	42
Income (loss) before income taxes	3,120	2,546	(115,354)	(6,891)
Provision (benefit) for income taxes	12	(3,722)	(1,020)	(2,180)
Net income (loss)	$3,108	$6,268	$(114,334)	$(4,711)

Basic income (loss) per common share	$0.10	$0.21	$(3.76)	$(0.15)
Diluted income (loss) per common share	$0.10	$0.21	$(3.76)	$(0.15)

Weighted average common shares outstanding:
Basic	30,276	30,399	30,368	30,399
Diluted	30,302	30,399	30,368	30,399

(1) Includes approximately $6.3 million of non-cash costs incurred in the first quarter of 2014 related to accelerating the vesting of equity grants as a result of DG’s merger transaction with Extreme Reach and the spin-off of Sizmek.

Sizmek Inc.

Consolidated and Combined Balance Sheets

(In thousands)

	December 31, 2014	December 31, 2013
	(unaudited)
Assets
CURRENT ASSETS:
Cash and cash equivalents	$90,672	$22,648
Accounts receivable (less allowances of $813 in 2014 and $1,047 in 2013)	51,125	47,362
Deferred income taxes	636	472
Restricted cash	1,538	1,725
Other current assets	5,254	6,817
Current assets of TV business	2,470	—
Total current assets	151,695	79,024
Property and equipment, net	34,036	26,002
Goodwill	40,154	134,086
Intangible assets, net	71,306	84,319
Deferred income taxes	387	329
Restricted cash	3,941	3,497
Other non-current assets	3,393	2,766
Total assets	$304,912	$330,023

Liabilities and Stockholders’ Equity or Business Capital
CURRENT LIABILITIES:
Accounts payable	$3,976	$3,625
Accrued liabilities	19,171	17,959
Deferred income taxes	—	94
Current liabilities of TV business	395	—
Total current liabilities	23,542	21,678
Deferred income taxes	7,852	8,324
Other non-current liabilities	6,433	6,885
Non-current liabilities of TV business	260	—
Total liabilities	38,087	36,887

STOCKHOLDERS’ EQUITY or BUSINESS CAPITAL:
Preferred stock	—	—
Common stock	30	—
Treasury stock, at cost	(2,000)	—
Additional capital	371,651	—
Accumulated deficit	(101,341)	—
Parent company investment	—	292,454
Accumulated other comprehensive income (loss)	(1,515)	682
Total stockholders’ equity or business capital	266,825	293,136
Total liabilities and stockholders’ equity or business capital	$304,912	$330,023

Sizmek Inc.

Consolidated and Combined Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2014	2013
	(unaudited)
Cash flows from operating activities:
Net loss	$(114,334)	$(4,711)
Adjustments to reconcile net loss to net cash provided by operating activities:
Goodwill impairment	98,196	—
Depreciation of property and equipment	10,828	8,065
Amortization of intangibles	15,621	15,768
Deferred income taxes	(855)	(6,820)
Provision for accounts receivable losses	196	252
Share-based compensation	9,395	6,401
Recovery of TV business assets	(3,078)	—
Other	(352)	(52)
Changes in operating assets and liabilities:	—
Accounts receivable	(5,498)	(2,534)
Other assets	930	3,957
Accounts payable and other liabilities	2,767	(1,633)
Deferred revenue	—	(14)
Net cash provided by operating activities	13,816	18,679

Cash flows from investing activities:
Purchases of property and equipment	(5,015)	(6,320)
Capitalized costs of developing software	(14,037)	(9,617)
Purchases of long-term investments	(975)	(156)
Proceeds from sale of short-term investments	—	314
Acquisitions, net of cash acquired	(6,129)	(1,120)
Other	(796)	1,029
Net cash used in investing activities	(26,952)	(15,870)

Cash flows from financing activities:
Payments on seller financing and earnout	—	(2,531)
Payments of TV business liabilities	(9,989)	—
Proceeds from TV business assets	48,287	—
Purchases of treasury stock	(2,000)	—
Net contributions from Parent	44,833	8,937
Net cash provided by financing activities	81,131	6,406

Effect of exchange rate changes on cash and cash equivalents	29	(259)
Net increase in cash and cash equivalents	68,024	8,956
Cash and cash equivalents at beginning of year	22,648	13,692

Cash and cash equivalents at end of year	$90,672	$22,648

Supplemental disclosures of cash flow information:
Cash paid (received) for income taxes	$(1,002)	$(854)
Cash paid (received) for interest	$(353)	$(120)
Promissory notes issued to acquire businesses	$625	$280

Sizmek Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(In thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income (loss)	$3,108	$6,268	$(114,334)	$(4,711)
Goodwill impairment	—	—	98,196	—
Depreciation and amortization	7,192	6,191	26,449	23,833
Share-based compensation	965	1,478	3,109	6,401
Merger, integration and other expenses (1)	(206)	2,483	12,590	5,877
Interest expense and other, net	437	68	1,124	42
Provision (benefit) for income taxes	12	(3,722)	(1,020)	(2,180)
Adjusted EBITDA	$11,508	$12,766	$26,114	$29,262

(1) Includes approximately $6.3 million of non-cash costs incurred in the first quarter of 2014 related to accelerating the vesting of equity grants as a result of DG’s merger transaction with Extreme Reach and the spin-off of Sizmek.

Sizmek Inc.

Supplemental Non-GAAP Disclosure

Reconciliation of Reported Adjusted EBITDA to Pro Forma Adjusted EBITDA

(In thousands)

	As Reported per Attached Statement of Operations	Pro Forma Expense Allocations (2)	Pro Forma Stand-alone
	Three Months Ended December 31, 2014
Revenues	$48,934	$—	$48,934
Cost of revenues	16,060	—	16,060
Sales and marketing	13,633	—	13,633
Research and development	2,944	—	2,944
General and administrative	4,789	—	4,789
Adjusted operating expenses (1)	37,426	—	37,426
Adjusted EBITDA	$11,508		$11,508

	Three Months Ended December 31, 2013
Revenues	$47,568	$—	$47,568
Cost of revenues	14,481	—	14,481
Sales and marketing	14,117	734	14,851
Research and development	2,592	74	2,666
General and administrative	3,612	1,701	5,313
Adjusted operating expenses (1)	34,802	2,509	37,311
Adjusted EBITDA	$12,766		$10,257

	As Reported
	per Attached	Pro Forma
	Statement of	Expense	Pro Forma
	Operations	Allocations (2)	Stand-alone
	Year Ended December 31, 2014
Revenues	$170,827	$—	$170,827
Cost of revenues	59,439	—	59,439
Sales and marketing	55,842	505	56,347
Research and development	12,386	31	12,417
General and administrative	17,046	759	17,805
Adjusted operating expenses (1)	144,713	1,295	146,008
Adjusted EBITDA	$26,114		$24,819

	Year Ended December 31, 2013
Revenues	$161,132	$—	$161,132
Cost of revenues	53,452	—	53,452
Sales and marketing	54,192	2,826	57,018
Research and development	9,765	258	10,023
General and administrative	14,461	5,196	19,657
Adjusted operating expenses (1)	131,870	8,280	140,150
Adjusted EBITDA	$29,262		$20,982

(1) Adjusted operating expenses exclude goodwill impairment, depreciation and amortization; share-based compensation; and merger, integration and other expenses.

(2) Represents incremental expenses the Company expects it would have incurred had the Company’s spin-off from DG occurred at the beginning of each period presented. See “Basis of Presentation” in this press release for more information.